EXHIBIT 99(a)(2)

Certificate of Amendment to the Certificate of Trust

of

ramius archview event credit feeder Fund

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of Ramius Archview Event Credit Feeder Fund (the “Certificate of Trust”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST:   The name of the statutory trust is Ramius Archview Event Credit Feeder Fund (the “Trust”).

SECOND:   The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“1.      Name. The name of the statutory trust formed by this Certificate of Trust is Ramius Archview Credit and Distressed Feeder Fund (the “Trust”).”

THIRD:   This Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 25th day of August, 2015.

By:	/s/ Michael Benwitt
Michael Benwitt
As Trustee and not individually

Ramius Archview Event Credit Feeder Fund
599 Lexington Avenue, 19th Floor
New York, NY 10022